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                                                                   EXHIBIT 99.1


    TRANSOCEAN INC. ANNOUNCES REDEMPTION OF ITS 6.75% SENIOR NOTES DUE 2005


HOUSTON--(BUSINESS WIRE)--Sept. 24, 2004--Transocean Inc. (NYSE:RIG) today announced that it has called its 6.75% Senior Notes due April 2005 for redemption on October 25, 2004. The face value of the notes is $342.3 million, and the cost to redeem the notes is expected to be approximately $351.2 million, including accrued and unpaid interest. The redemption price also includes a make-whole premium determined by reference to a fixed spread of 20 basis points over a specified U.S. Treasury yield. Transocean expects to recognize a loss on retirement of the notes during the fourth quarter of 2004 of approximately $5.0 million and plans to use existing cash on hand to fund the redemption. The redemption does not affect the 6.75% Senior Notes due April 2005 of TODCO, a publicly traded company in which Transocean owns a majority voting interest.

Statements regarding estimated cost, loss on retirement and funding of the redemption, as well as any other statements that are not historical facts in this release are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to the actual U.S. Treasury yield used to calculate the make-whole premium, adequacy of sources of liquidity and factors detailed in Transocean's filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

Transocean Inc. is the world's largest offshore drilling contractor with full or partial ownership in 95 mobile offshore drilling units, excluding the 70-rig fleet of TODCO, a publicly traded company in which Transocean Inc. owns a majority voting interest. The company's mobile offshore drilling fleet is considered one of the most modern and versatile in the world due to its emphasis on technically demanding segments of the offshore drilling business, including industry-leading positions in high-specification deepwater and harsh environment drilling units. The company's fleet consists of 32 High-Specification Floaters (semisubmersibles and drillships), 25 Other Floaters, 26 Jackup Rigs and other assets utilized in the support of offshore drilling activities worldwide. With a current equity market capitalization in excess of $10 billion, Transocean Inc.'s ordinary shares are traded on the New York Stock Exchange under the symbol "RIG."

    CONTACT: Transocean Inc., Houston
             Analyst Contact:
             Jeffrey L. Chastain, 713-232-7551
             or
             Media Contact:
             Guy A. Cantwell, 713-232-7647

    SOURCE: Transocean Inc.